Exhibit (1)
                             SUBSCRIPTION AGREEMENT

     This Subscription Agreement ("Agreement") is made between Great-West Life & Annuity Insurance Company, a Colorado insurance company (hereinafter "GREAT-WEST"), and Brazos Insurance Funds, a Delaware business trust (hereinafter the "TRUST") (collectively, the "Parties").


                                    RECITALS

     WHEREAS, GREAT-WEST is a Colorado life insurance company duly licensed to issue life insurance contracts in certain states and other jurisdictions; and

     WHEREAS, GREAT-WEST has established and maintains the COLI VUL-2 Series Account (the "ACCOUNT") as a segregated investment account pursuant to the laws of Colorado for the purpose of funding certain variable life contracts, interests under which are, to the extent required, registered with the Securities and Exchange Commission ("SEC" or the "Commission") pursuant to the Securities Act of 1933, as amended (the "1933 Act"); and

     WHEREAS, the ACCOUNT, to the extent required, is registered as a unit investment trust under the Investment Company act of 1940 (the "1940 Act"); and

     WHEREAS, the ACCOUNT is a segregated asset account within the meaning of
Section 817(h) of the Internal Revenue Code of 1986, as amended, and regulations thereunder; and

     WHEREAS, the TRUST is or will be registered with the Commission as an open-end management investment company under the 1940 Act; and

     WHEREAS, the TRUST's shares of beneficial interest ("Shares") are presently divided into several series of shares, including the Brazos Small Cap Growth Portfolio (the "Portfolio"); and

     WHEREAS, the Shares of the Portfolio will be registered with the SEC under the 1933 Act; and

     WHEREAS, the Shares of the Portfolio will, in the future, be offered to separate accounts ("Separate Accounts") of other participating life insurance companies (collectively, "Participating Insurance Companies") to fund benefits under certain variable annuity contracts and/or variable life insurance policies (collectively, "Contracts"); and

     WHEREAS, the TRUST will obtain a Mixed and Shared Funding Order from the Securities and Exchange Commission prior to offering Shares of the Portfolios to Separate Accounts of other Participating Insurance Companies to fund benefits under Contracts; and

     WHEREAS, GREAT-WEST desires, in the future, to utilize the Portfolio as an underlying investment medium to fund benefits under Contracts issued through the ACCOUNT; and

     WHEREAS, GREAT-WEST desires to provide investment capital to the Portfolio under the terms and conditions specified herein;

     NOW THEREFORE, in consideration of the mutual promises set forth herein, the Parties agree as follows:

     1. The TRUST agrees to sell to GREAT-WEST, and GREAT-WEST agrees to purchase, 10,000 shares of the Portfolio at a price of $10.00 per Share for the aggregate amount of $100,000.00 (referred to hereinafter as the "Investment").

          GREAT-WEST represents and warrants that the amount of the Investment comports with various state insurance laws.

          Such sale and purchase will be consummated prior to the effectiveness of the pre-effective amendment to the TRUST's Form N-1A registration statement filed with the SEC under the 1933 Act that describes the Portfolio, and prior to the commencement of the TRUST's offering of the Shares of the Portfolio to a Separate Account of any Participating Insurance Company in connection with any Contract.

     2. GREAT-WEST acknowledges that the Shares attributable to its Investment (hereinafter, "Investment Shares") have not been registered under any state or federal securities laws and that, therefore, the TRUST is relying on certain exemptions therein from such registration requirements, including exemptions dependent on the intent of GREAT-WEST in acquiring those Shares. GREAT-WEST also understands that any resale of the Investment Shares, or any part thereof, may be subject to restrictions under state and federal securities laws, and that GREAT-WEST may be required to bear the economic risk of an investment in the Investment Shares for an indefinite period of time.

     3. GREAT-WEST represents and warrants that it is acquiring the Investment Shares solely for its own account and solely for investment purposes and not with a view to the resale or disposition of all or any part thereof, and that it has no present plan or intention to sell or otherwise dispose of the Investment Shares or any part thereof.

     4. GREAT-WEST agrees not to withdraw its Investment prior to five (5) years from the date the Investment is first provided by GREAT-WEST.

     5. GREAT-WEST further agrees that it will not sell or dispose of the Investment Shares or any part thereof unless a registration statement with respect to such Shares is then in effect under the 1933 Act and under any applicable state securities laws or unless the undersigned shall have delivered to the TRUST an opinion of counsel acceptable to the TRUST, in form and substance acceptable to the TRUST, that no such registration is necessary. In addition, GREAT-WEST agrees that it will not sell the Investment Shares to the general public.

     6. GREAT-WEST further agrees to withdraw any request to redeem any of the Investment Shares to the extent the TRUST informs GREAT-WEST that the effect of such redemption could have a material adverse effect (based on factors such as, among other things, unamortized Portfolio organizational costs) on the Portfolio, including Contract owners.


IN WITNESS THEREOF, the parties hereto have executed this Agreement by their duly authorized representatives this 22nd day of August, 2000.


GREAT-WEST LIFE & ANNUITY
INSURANCE COMPANY

By:  /s/ Ron Laeyendecker            Attest: /s/ Beverly Byrne
     -----------------------                 ---------------------
     RON LAEYENDECKER                        BEVERLY BYRNE


BRAZOS INSURANCE FUNDS

By:  /s/ Dan L. Hockenbrough         Attest: /s/ Amanda Hook
     -----------------------                 ---------------------
     DAN L. HOCKENBROUGH                     AMANDA HOOK